[NOTE: Changes to this Offer to Purchase from the original Offer to Purchase as filed on November 29, 2001 are marked on this EDGAR filing by the placement of brackets around new language and the insertion of an asterisk to indicate deleted text.]


                                                                   EXHIBIT 99.A1

                               OFFER TO PURCHASE

                              PTEK HOLDINGS, INC.

                 OFFER TO PURCHASE CERTAIN OUTSTANDING OPTIONS
                   IN EXCHANGE FOR SHARES OF ITS COMMON STOCK

                ----------------------------------------------
                     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
        AT 12:00 MIDNIGHT, ATLANTA, GEORGIA TIME, ON DECEMBER 28, 2001,
                         UNLESS THE OFFER IS EXTENDED.
                ----------------------------------------------


     PTEK Holdings, Inc., a Georgia corporation, hereby offers to purchase all outstanding options to acquire shares of our common stock, $.01 par value per share, that are held by our current employees and directors as of the exchange date and certain designated former employees [who currently serve as consultants or advisors to us], other than (i) those options that were granted to our non-employee directors on June 5, 2001, (ii) options held by any person who received a grant of options from us during the six-month period prior to the exchange date, and (iii) those options that have an exercise price equal to or less than $3.00 per share (the "options"). The purchase price of each option tendered will be paid in common stock, which will be issued as "restricted stock" under the terms of our 1998 Stock Plan or our 1995 Stock Plan (the "plans"). As restricted stock, these shares will be subject to forfeiture and other restrictions until they vest under the terms of a new restricted stock award agreement between each tendering optionholder and us. The number of shares of restricted stock that each optionholder will receive has been calculated as described below, and the shares of restricted stock will be issued pursuant to the terms and subject to the conditions set forth herein and in the related letter of transmittal. We refer to this amount payable to optionholders as the "purchase price." See
Section 5. We refer to this offer to purchase and the related letter of transmittal, together with any amendments or supplements, as the "offer."


     THE OFFER IS SUBJECT TO CERTAIN CONDITIONS.  See Section 6.

     All options properly tendered and not thereafter validly withdrawn will be purchased at the applicable purchase price, subject to the terms and the conditions of the offer. If you tender any of your eligible options, you must tender all of your eligible options. However, you are not required to participate in the exchange. If you tender your options, you will receive one share of restricted stock for every 2.5 option shares tendered. You will receive one share of restricted stock for any remaining option tendered that is for less than 2.5 shares.

     The restricted stock issued in exchange for tendered options will be issued under the plans, and generally will be subject to the current vesting schedule of your tendered options, except that in the case of tendered options that are vested on the exchange date, the restricted stock you will receive for those option shares will vest on the day after the exchange date.

     NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS FOR PURCHASE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER OPTIONS.

     Our common stock is listed and traded on the Nasdaq National Market under the symbol "PTEK." On November 26, 2001, the closing price of our common stock was $2.93 per share. We urge you to obtain current market quotations for our common stock. See Section 7.

     You should direct questions or requests for assistance or for additional copies of this offer to purchase or the letter of transmittal to Patricia M. Jones, Director of Stock Management, PTEK Holdings, Inc., 3399 Peachtree Road, N.E., The Lenox Building, Suite 600, Atlanta, Georgia 30326 (telephone: (404) 262-8437).


November 29, 2001 [,as amended on December 10, 2001, and on December 14, 2001]

                             IMPORTANT INFORMATION

     Any optionholder desiring to tender his or her options for purchase should complete and sign the letter of transmittal, or a facsimile thereof, in accordance with the instructions in the letter of transmittal, and mail or otherwise deliver it and any other required documents, including the option agreement(s) evidencing your options and the new restricted stock award agreement included with the letter of transmittal, to us at our address set forth on the front cover of the letter of transmittal.

     This offer is not being made to, nor will any tender of options be accepted from or on behalf of, optionholders in any jurisdiction in which the making of this offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we may deem necessary for us to make this offer to optionholders in such jurisdiction.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR AUTHORIZATION AS HAVING BEEN AUTHORIZED BY US.

                               TABLE OF CONTENTS

SECTION                                                                    PAGE
-------                                                                    ----
SUMMARY TERM SHEET......................................................     4
FORWARD-LOOKING STATEMENTS..............................................     9
INTRODUCTION............................................................    10
THE OFFER...............................................................    11
1.   NUMBER OF OPTIONS; EXPIRATION DATE.................................    11
2.   PURPOSE OF THE OFFER...............................................    11
3.   PROCEDURES FOR TENDERING OPTIONS...................................    12
4.   WITHDRAWAL RIGHTS..................................................    13
5.   ACCEPTANCE FOR PURCHASE OF OPTIONS AND PAYMENT OF PURCHASE PRICE...    13
6.   CERTAIN CONDITIONS OF THE OFFER....................................    14
7.   PRICE RANGE OF THE COMMON STOCK....................................    15
8.   SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF RESTRICTED STOCK
       AWARDS...........................................................    16
9.   CERTAIN INFORMATION ABOUT US.......................................    17
10.  INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS
       CONCERNING THE OPTIONS...........................................    19
11.  STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER......................    19
12.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS........................    19
13.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES............................    19
14.  EXTENSION OF OFFER; TERMINATION; AMENDMENT.........................    21
15.  FEES AND EXPENSES..................................................    22
16.  ADDITIONAL INFORMATION.............................................    22
17.  MISCELLANEOUS......................................................    22

SCHEDULE A..............................................................   A-1

                               SUMMARY TERM SHEET

     This summary highlights the most material information from this offer to purchase. To understand the offer fully and for a more complete description of the terms of the offer, you should read carefully this entire offer to purchase and related letter of transmittal. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.

     WHY ARE WE MAKING THE OFFER?

     We believe that many of our outstanding options are not achieving the purpose for which they were intended. The options that we are offering to purchase have exercise prices ranging from $3.66 to $29.50 per share, while the closing price of our common stock on 26, 2001, as reported by The Nasdaq Stock Market's National Market, was $2.93 per share. By making this offer to purchase options for restricted stock, we expect to be able to provide better performance incentives to our employees and directors and thereby maximize shareholder value. (Page 11)

     WHAT SECURITIES ARE WE OFFERING TO PURCHASE?


     We are offering to purchase all outstanding options to acquire shares of our common stock that are held by our current employees and directors as of the exchange date and certain designated former employees [who currently serve as consultants or advisors to us], other than (i) those options that were granted to our non-employee directors on June 5, 2001, (ii) options held by any person who received a grant of options from us during the six-month period prior to the exchange date, and (iii) those options that have an exercise price equal to or less than $3.00 per share (the "options"). The purchase price of each option tendered will be paid in common stock, which will be issued as "restricted stock" under the terms of our 1998 Stock Plan or 1995 Stock Plan (the "plans"). (Page 11)

     WHAT ARE THE CONDITIONS TO THE OFFER?

     The offer is not conditioned on any number of options being tendered. However, the offer is subject to a number of other conditions. (Page 14)

     The offer will expire on December 28, 2001, unless we extend the offer. Any options offered for tender on or before that date and not withdrawn will be exchanged for restricted stock as described below. PTEK reserves the right to terminate the offer at any time before its expiration [if any of the conditions to the offer occurs and is not waived by us on or before the expiration date of the offer]. If we decide to terminate the offer, we will notify you in writing. (Page 11)

     HOW MUCH WILL WE PAY YOU FOR YOUR OPTIONS?

     We will pay for the options with shares of our common stock. All shares of our common stock issued to optionholders in this offer will be "restricted stock" awarded pursuant to the terms of the plans. Accordingly, these shares will be subject to forfeiture and restrictions on transfer until the restrictions lapse (at which time the shares "vest") under the terms of a new restricted stock award agreement between you and us. A copy of your restricted stock award agreement is attached to the letter of transmittal. If you tender your options, you will receive one share of restricted stock for every 2.5 option shares tendered. You will receive one share of restricted stock for any remaining option tendered that is for less than 2.5 shares. (Page 13)

     We have retained Buck Consultants, an independent executive compensation consulting firm, to advise us in determining the fair value of the options subject to the offer and the number of shares of restricted stock to be issued in exchange for tendered options. The 1-for-2.5 exchange ratio was derived based on an average value of all outstanding PTEK options held by current employees and directors and having an exercise price of $3.66 or above, as determined using the Black-Scholes option pricing model, which is a mathematical formula widely used and accepted for valuing stock options. We and Buck Consultants believe that the 1-for-2.5 exchange ratio represents a fair approximation of the average value of options that are subject to the offer. However, because there are 20 different exercise prices for the options subject to the offer, ranging from $3.66 to $29.50, in the case of any particular option there may not be a direct correlation between the Black-Scholes value of that option and the value of the restricted shares offered in exchange. (Page 14)

     You are urged to obtain current market quotations for our common stock. (Page 16)

     DO YOU HAVE TO TENDER ALL OF YOUR ELIGIBLE OPTIONS?

     No, but if you do tender any of your eligible options, you must tender all of your eligible options. However, you are not required to participate in the exchange. Your outstanding options eligible for purchase in the offer are listed on Schedule A attached to the letter of transmittal. (Page 13)

     WHEN WILL THE EXCHANGE DATE OCCUR?

     The exchange date will be on December 28, 2001, unless we extend the offer. (Page 11)

     WHEN WILL YOU RECEIVE PAYMENT FOR YOUR PURCHASED OPTIONS?

     We will exchange the shares of restricted stock for the tendered options promptly following the expiration date of the offer. Along with the letter of transmittal, we will forward a restricted stock award agreement to you, which you must execute and return to us if you choose to tender your options. Upon our receipt of the executed restricted stock award agreement and acceptance of the tender of options, we will issue the restricted stock to your account. When the restricted shares vest, we will deliver such vested shares to Morgan Keegan & Company, Inc., or another brokerage firm chosen by us, for deposit into your account at such brokerage firm. You may not withdraw the shares from such brokerage firm account until the required tax withholding has been satisfied and the blackout period has expired. (Page 17)

     WHAT IS THE VESTING SCHEDULE FOR THE RESTRICTED STOCK?

     The shares of restricted stock you receive will vest on the same schedule as the options they are exchanged for, except that in the case of tendered options that are vested on the exchange date, the restricted stock you will receive for those option shares will vest on the day after the exchange date.
To the extent that your tendered options would have by their terms become vested based on an event other than the passage of time, such as by reason of a change in control of PTEK, then the shares of restricted stock will become vested under the same conditions. The exact vesting schedule for the shares of restricted stock you will receive if you tender your eligible options is attached as a schedule to the restricted stock award agreement included with your letter of transmittal. (Page 16)

     UNDER WHAT CIRCUMSTANCES WILL YOU FORFEIT THE RESTRICTED STOCK YOU RECEIVE IN THIS TENDER OFFER?

     Subject to any contrary provision in your employment agreement with us or any of our subsidiaries or as otherwise determined by the applicable plan committee, you will forfeit the restricted stock if you cease to be employed by us, or cease to be a director, before the date the restricted stock vests. However, if you leave because of your permanent and total disability or because of your death, all of your shares of restricted stock will vest as of that date. (Page 16)

     WHAT ARE THE OTHER RESTRICTIONS ON THE RESTRICTED STOCK?

     The restrictions on the restricted stock you will receive in this tender offer are contained in the restricted stock award agreement. The shares of restricted stock you receive may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of until the stock vests. In addition, you will be prohibited from selling or otherwise transferring your vested shares of restricted stock during the 12-month period beginning on the exchange date (the "blackout period"), other than as necessary to pay withholding taxes associated with the vesting of such shares or in the case of financial hardship as determined by our senior management or the stock plan committees in their discretion. (Page 16)

     Before the restricted shares vest, they will be held in our custody. When the restricted shares vest, we will deliver such vested shares to Morgan Keegan & Company, Inc., or another brokerage firm chosen by us, for deposit into your account at such brokerage firm. You may not withdraw the shares from such brokerage firm account until the required tax withholding has been satisfied and the blackout period has expired. (Page 17)

     ARE YOU ENTITLED TO EXERCISE ANY RIGHTS OF OWNERSHIP OF RESTRICTED STOCK WHILE THE STOCK IS SUBJECT TO A RESTRICTION OR SIMILAR CONDITION?

     Yes, you will have voting and other shareholder rights with respect to any shares of restricted stock you receive in the offer as of the date we issue the restricted stock to your account. In addition, we will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to our shareholders. (Page 17)

     WHAT IS THE SOURCE OF THE COMMON STOCK THAT WILL BE USED TO PAY YOU FOR YOUR OPTIONS?

     The restricted stock to be offered to optionholders will be issued under our two existing stock plans (the 1998 Stock Plan and the 1995 Stock Plan), and will be drawn from the pool of common stock currently authorized for issuance under those plans. All options tendered for exchange will be cancelled, thereby permitting the issuance of the restricted stock and, in some cases, providing additional stock for future awards under the plans. (Pages 16, 19)

     UNDER WHICH OF THE PLANS WILL YOUR SHARES OF RESTRICTED STOCK BE ISSUED?

     If your tendered options were granted under one of the plans, we will most likely issue your award of restricted stock pursuant to the same plan. If your tendered options were not granted under one of the plans, we will determine the plan under which your shares of restricted stock will be granted. The material terms of the awards of restricted stock issued in exchange for options will be the same under both plans. (Page 16)

     WHEN DOES THE OFFER EXPIRE? CAN WE EXTEND THE OFFER, AND IF SO, HOW WILL YOU BE NOTIFIED?

     The offer expires December 28, 2001, at 12:00 midnight, Atlanta, Georgia time, unless it is extended by us. (Page 11)

     We may extend the offer at any time but we cannot assure you that the offer will be extended or, if extended, for how long. (Page 21)

     If the offer is extended, we will make an announcement of the extension no later than 9:00 a.m. on the next business day following the previously stated expiration of the offer period. (Page 21)

     CAN WE TERMINATE THE OFFER?

     We may terminate the offer at any time before it expires [if any of the conditions to the offer occurs and is not waived by us on or before the expiration date of the offer]. If we decide to terminate the offer, we will notify you in writing. We cannot terminate the offer after it has expired. (Page[s 14 and] 21)

     HOW DO YOU TENDER YOUR OPTIONS?

     If you decide to tender your options, you must deliver to us a properly completed and executed letter of transmittal, the option agreement(s) evidencing your options, the restricted stock award agreement containing the terms of the restricted stock to be granted in exchange for your tendered options, and any other documents required by the letter of transmittal, at the address set forth on the front cover of the letter of transmittal before 12:00 midnight on December 28, 2001. (Pages 12* [and] 13)

     DURING WHAT PERIOD OF TIME CAN YOU WITHDRAW PREVIOUSLY TENDERED OPTIONS?

     You may withdraw your tendered options at any time before 12:00 midnight, Atlanta Georgia time, on December 28, 2001. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the expiration of the offer. In addition, unless we accept your tendered options for purchase before 12:00 midnight, Atlanta, Georgia time, on January *[28], 2002, you may withdraw your tendered options at any time after January *[28], 2002. To withdraw tendered options you must deliver a written notice of withdrawal, or facsimile thereof, with the required information to us while you still have the right to withdraw the tendered options. Once withdrawn, you may retender options only by again following the delivery procedures described above. (Page 13)

     WILL YOU HAVE TO PAY TAXES IF WE PURCHASE YOUR OPTIONS IN THE OFFER?

     There are no immediate tax consequences of receiving restricted stock in exchange for your options, unless you make an election under Section 83(b) of the Internal Revenue Code or unless you tender options that are vested on the exchange date. Upon vesting in the restricted stock, you will be required to recognize ordinary income in an amount equal to the fair market value of such restricted stock, based on the closing price of our common stock on the vesting date. The 12-month blackout period will not delay this income recognition, and all of your restricted shares that vest during the blackout period will be taxable to you as of the date they vest. This means that the ordinary income will be reflected on your year-end Form W-2 and we will have an obligation to withhold certain federal and state income and payroll taxes, much like the obligation that arises when you exercise a non-qualified stock option or when we pay you your salary or a bonus. Before you receive a stock certificate for vested shares, all such withholding obligations with respect to a vesting event must be satisfied. Unless we approve other arrangements, you must either deliver to us a certified check or money order in the amount of the required withholding amount or authorize a broker designated by us to sell enough of the vested shares to cover the required withholding amount. In the event of a shortfall, we will withhold the remaining required withholding amount from your salary and/or bonus. Due to fluctuations in demand for our common stock in the securities markets, the broker may have to sell the vested shares in a series of transactions over a period of days or weeks. The number of vested shares that will ultimately be sold to satisfy the required withholding amount will depend upon the price of our stock on the actual sale date(s). Our Board of Directors has approved a stock repurchase program and we may be a purchaser of vested shares. (Page 20)

     We will generally be allowed a business expense deduction for the amount of any taxable income recognized by you at the time such income is recognized. (Page 20)

     Certain consequences to holders of "incentive stock options" who do not tender these options in the offer are discussed in the offer to purchase. (Page
20)

     You are urged to consult with your own tax adviser to determine the tax consequences of participating in the offer. (Page 20)

     WHO SHOULD YOU CONTACT IF YOU HAVE QUESTIONS ABOUT THIS OFFER?

     For additional information or assistance, you may contact:

          Patricia M. Jones
          Director of Stock Management
          PTEK Holdings, Inc.
          3399 Peachtree Road, N.E.
          The Lenox Building, Suite 600
          Atlanta, Georgia 30326
          Telephone:  404-262-8437
          E-mail:  patricia.jones@ptek.com

     WHERE CAN I FIND MORE INFORMATION ABOUT PTEK?

     We file annual, quarterly and current reports, proxy statements, and other information with the Securities and Exchange Commission ("SEC"). This information is available on the internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the
------------------
SEC at the SEC's public reference rooms at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. You can call the SEC at 1-800-SEC-0330 for more information about the public reference rooms and their copy charges.

                           FORWARD-LOOKING STATEMENTS

     This offer to purchase and information that is incorporated by reference in it contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements are *[not subject] to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 [in connection with this offer.] *[The forward-looking statements] are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in PTEK's forward-looking statements, including the following factors: competitive pressures among communications and data services providers, including pricing pressures, may increase significantly; PTEK's ability to respond to rapid technological change, the development of alternatives to its products and services and the risk of obsolescence of its products, services and technology; market acceptance of new products and services; development of effective marketing, pricing and distribution strategies for new products and services; strategic investments in early stage companies, which have limited operating histories and are subject to significant risks, may not be successful and returns on such strategic investments, if any, may not match historical levels; the value of PTEK's business may fluctuate because the value of some of its strategic equity investments fluctuates; PTEK's strategic investments in companies that are subject to the Securities Exchange Act of 1934 are subject to the risks disclosed by those companies in their public filings; PTEK's inability to repay or refinance its convertible subordinated notes; PTEK's ability to manage its growth; costs or difficulties related to the integration of businesses and technologies, if any, acquired or that may be acquired by PTEK may be greater than expected; expected cost savings from past or future mergers and acquisitions, may not be fully realized or realized within the expected time frame; revenues following past or future mergers and acquisitions may be lower than expected; operating costs or customer loss and business disruption following past or future mergers and acquisitions may be greater than expected; PTEK may not realize the full extent of the cost savings expected from announced workforce reductions; the success of PTEK's strategic and other distribution relationships, including the amount of business generated and the viability of the strategic relationships, may not meet expectations; possible adverse results of pending or future litigation or adverse results of current or future infringement claims; risks associated with interruption in PTEK's services due to the failure of the platforms and network infrastructure utilized in providing its services; risks associated with expansion of PTEK's international operations; general economic or business conditions, internationally, nationally or in the local jurisdiction in which PTEK is doing business, may be less favorable than expected; legislative or regulatory changes may adversely affect the businesses in which PTEK is engaged; and changes in the securities markets may negatively impact PTEK .


     For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the company's forward-looking statements, please refer to PTEK's filings with the Securities and Exchange Commission, especially in the "Factors Affecting Future Performance" included in the Management's Discussion and Analysis section of PTEK's Form 10-K for the fiscal year ended December 31, 2000 and in subsequent filings filed with the Securities and Exchange Commission.

                                  INTRODUCTION

     PTEK Holdings, Inc., a Georgia corporation, hereby offers to purchase all outstanding options to acquire shares of our common stock, $.01 par value per share, that are held by our current employees and directors as of the exchange date and certain designated former employees [who currently serve as consultants or advisors to us], other than (i) those options that were granted to our non-employee directors on June 5, 2001, (ii) options held by any person who received a grant of options from us during the six-month period prior to the exchange date, and (iii) those options that have an exercise price equal to or less than $3.00 per share (the "options"). The purchase price of each option tendered will be paid in common stock, which will be issued as "restricted stock" under the terms of our 1998 Stock Plan or 1995 Stock Plan (the "plans"). As restricted stock, these shares will be subject to forfeiture and other restrictions until they vest under the terms of a new restricted stock award agreement between each tendering optionholder and us. See Section 8. Our offer is made upon the terms and subject to the conditions set forth herein and in the related letter of transmittal. We refer to this offer to purchase and the related letter of transmittal, together with any amendments or supplements, as the "offer."

     THE OFFER IS SUBJECT TO CONDITIONS.  See Section 6.

     All options properly tendered and not validly withdrawn will be purchased at the purchase price, subject to the terms and the conditions of the offer. If you tender any of your eligible options, you must tender all of your eligible options; however, you are not required to participate in the exchange. You will receive one share of restricted stock for each 2.5 option shares tendered. You will receive one share of restricted stock for any remaining option tendered that is for less than 2.5 shares. See Section 5.

     The restricted stock issued in exchange for tendered options will be issued under the plans. The current vesting schedule of your tendered options will apply to the restricted stock you receive for tendered options, except that in the case of tendered options that are vested on the exchange date, the restricted stock you will receive for those option shares will vest on the day after the exchange date.

     NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS FOR PURCHASE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER OPTIONS.

     As of the date of this offer, we have issued and outstanding options to acquire 14,389,391 shares of common stock. The options we are offering to purchase represent approximately 52% of the stock options issued and outstanding as of such date.

     Our common stock is listed and traded on the Nasdaq National Market under the symbol "PTEK." On November 26, the closing price of our common stock was $2.93 per share. YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK. See Section 7.

     All options accepted by us pursuant to this offer will be cancelled.

                                   THE OFFER


1.   NUMBER OF OPTIONS; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the offer, we will purchase all outstanding options to acquire shares of our common stock held by our current employees and directors as of the exchange date and certain designated former employees [who currently serve as consultants or advisors to us], other than (i) those options that were granted to our non-employee directors on June 5, 2001, (ii) options held by any person who received a grant of options from us during the six-month period prior to the exchange date, and (iii) those that have an exercise price equal to or less than $3.00 per share (the "options") and that are properly tendered (and not validly withdrawn in accordance with Section
4) prior to the Expiration Date (as defined below). This offer also is subject to certain conditions. See Section 6. If you tender any of your eligible options, you must tender all of your eligible options. However, you are not required to participate in the exchange. See Section 5. The term "Expiration Date" means 12:00 midnight, Atlanta, Georgia time, on December 28, 2001, unless and until we, in our sole discretion, shall have extended the period of time during which the offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the offer.

     If your options are properly tendered and accepted for purchase, you will be entitled to receive an amount payable in shares of common stock. All shares of our common stock paid to optionholders pursuant to this offer will be restricted stock subject to the vesting schedule attached to a new restricted stock award agreement between you and us. See Section 8. You will receive one share of restricted stock for each 2.5 option shares tendered. You will receive one share of restricted stock for any remaining option tendered that is for less than 2.5 shares. See Section 5.

     The offer will be extended until the expiration of at least ten business days from the date of publication of notice if:

     (a) we increase or decrease the amount of consideration to be paid for the options or we increase or decrease the number of subject options being sought in the offer and, in the event of an increase in the number of subject options being sought, such increase exceeds 2% of the outstanding subject options, and

     (b) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14.

     For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Atlanta, Georgia time.


2.   PURPOSE OF THE OFFER.

     We believe that many of our outstanding options are not achieving the purpose for which they were intended. By making this offer to purchase, we expect to be able to provide better performance incentives to our employees and directors and thereby maximize shareholder value.

     We consistently evaluate strategic opportunities that may arise, including additional capital infusions, joint ventures and the purchase or sale of assets and potential mergers. Subject to the foregoing, and except as otherwise disclosed in this offer to purchase, in press releases or in documents we have filed with the SEC, we presently have no plans, proposals or negotiations that relate to or would result in:

     (a) the acquisition by any person of any of our securities or the disposition of any of our securities;

     (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

     (c) a sale or transfer of a material amount of our or our subsidiaries' assets;

     (d) any change in our present board of directors or management, except that Max Slifer, President of Xpedite, has announced his retirement as of the end of 2001;

     (e) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

     (f) any other material change in our corporate structure or business;

     (g) any change in our articles of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person;

     (h) a class of equity securities being delisted from the Nasdaq National Market or a national securities exchange;

     (i) a class of our equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934 ("Securities Exchange Act"); or

     (j) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act.

     Neither we nor our board of directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all information in the offer to purchase and to consult your own investment and tax advisers. You must make your own decision whether to tender your options for purchase.


3.   PROCEDURES FOR TENDERING OPTIONS.

     Proper Tender of Options. To validly tender your options pursuant to the offer, a properly completed and executed letter of transmittal, or facsimile thereof, in accordance with the letter of transmittal, and any other required documentation, including the option agreement(s) evidencing your options and the restricted stock award agreement containing the terms of the restricted stock to be granted in exchange for your tender options, must be received by us at our address set forth on the front cover of the letter of transmittal prior to the Expiration Date.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING LETTERS OF TRANSMITTAL, OPTION AGREEMENT(S), RESTRICTED STOCK AWARD AGREEMENT AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING OPTIONHOLDER. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURE YOUR PACKAGE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

     Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to form of documents and the validity, form, eligibility (including time of receipt) and acceptance of any tender of options will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or the acceptance for payment of or payment for which may be unlawful. We also reserve the right to waive any of the conditions of the offer [with respect to all options and optionholders and to waive]* any defect or irregularity in any tender with respect to any particular options or any particular optionholder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering optionholder or waived by us. Neither we nor any other person will be obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

     Our Acceptance Constitutes an Agreement. Your tender of options pursuant to the procedures described above will constitute your acceptance of the terms and conditions of the offer, subject to your ability to withdraw your tender pursuant to the described procedures prior to the Expiration Date. OUR ACCEPTANCE FOR PURCHASE OF YOUR OPTIONS TENDERED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN YOU AND US UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

     Lost, Stolen, Destroyed or Mutilated Option Agreements Evidencing the Tendered Options. If your option agreement(s) evidencing the options to be tendered has been lost, stolen, destroyed or mutilated, you must complete the box captioned "Lost, Stolen, Destroyed or Mutilated Agreements" on the letter of transmittal, indicating the number of options subject to the lost, stolen, destroyed or mutilated option agreement(s). You must then contact us to ascertain the steps that must be taken to replace the option agreement(s) evidencing the options to be tendered. To avoid delay, you should contact immediately Patricia M. Jones, our Director of Stock Management, at (404) 262-8437.


4.   WITHDRAWAL RIGHTS.

     You may only withdraw your tendered options in accordance with the provisions of this Section 4.

     You may withdraw your tendered options at any time before 12:00 midnight, Atlanta, Georgia time on December 28, 2001. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the expiration of the offer. In addition, unless we accept your tendered options for purchase before 12:00 midnight, Atlanta, Georgia time, on January [28]*, 2002, you may withdraw your tendered options at any time after January [28]*, 2002. To withdraw tender options you must deliver a written notice of withdrawal, or facsimile thereof, with the required information to us while you still have the right to withdraw the tendered options. Withdrawals may not be rescinded and any options withdrawn will thereafter be deemed not properly tendered for purposes of the offer unless such withdrawn options are properly retendered prior to the Expiration Date by following the procedures described in
Section 3.

     Neither we nor any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal nor will anyone incur any liability for failure to give any such notice. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding.


5.   ACCEPTANCE FOR PURCHASE OF OPTIONS AND PAYMENT OF PURCHASE PRICE.

     Upon the terms and subject to the conditions of this offer to purchase and as promptly as practicable following the Expiration Date, we will accept for payment and pay for (and thereby purchase) options properly tendered and not validly withdrawn prior to the Expiration Date. Such acceptance will be effective as of the Expiration Date. If your options are properly tendered and are accepted for payment, you will receive one share of restricted stock for each 2.5 option shares tendered. You will receive one share of restricted stock for any remaining option tendered that is for less than 2.5 shares. The term of the restricted stock will be reflected in the restricted stock award agreement which you should execute and return with the letter of transmittal. Upon the later of our receipt of the executed restricted stock award agreement and our acceptance of the tendered options, we will issue the restricted stock to your account.

     If you tender any of your eligible options, you must tender all of your eligible options. However, you are not required to participate in the exchange.

     We have retained Buck Consultants, an independent executive compensation consulting firm, to advise us in determining the fair value of the options subject to the offer and the number of shares of restricted stock to be issued in exchange for tendered options. The 1-for-2.5 exchange ratio was derived based on an average value of all outstanding PTEK options held by current employees and directors and having an exercise price of $3.66 or above, as determined using the Black-Scholes option pricing model, which is a mathematical formula widely used and accepted for valuing stock options. We and Buck Consultants believe that the 1-for-2.5 exchange ratio represents a fair approximation of the average value of options that are subject to the offer. However, because there are 20 different exercise prices for the options subject to the offer, ranging from $3.66 to $29.50, in the case of any particular option there may not be a direct correlation between the Black-Scholes value of that option and the value of the restricted shares offered in exchange.

     For purposes of the offer, we will be deemed to have accepted for payment options that are validly tendered and not properly withdrawn as, if and when we give oral or written notice to the optionholders of our acceptance for payment of such options, which may be by press release. In any such case, our acceptance will be effective as of the Expiration Date.


6.   CERTAIN CONDITIONS OF THE OFFER.


     [We will not accept tendered options for payment prior to the Expiration Date.] We will not be required to accept any options tendered for exchange, and we may terminate or amend the offer or may postpone our acceptance and payment for any options tendered, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after November 29, 2001 and prior to the [Expiration Date]* any of the following events shall have occurred (or shall have been determined by us to have occurred) and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by us), the occurrence of such event or events makes it inadvisable to proceed with the offer or with such acceptance for payment or payment:


     (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the offer, the acquisition of some of all of the options pursuant to the offer, the payment for such options, or otherwise relates in any manner to the offer; or (ii) in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us [(which contemplated benefit is the maximization of shareholder value through the provision of better performance incentives to our employees and directors)];

     (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer; (ii) delay or restrict the ability of us, or render us unable, to accept for payment or pay for some or all of the options; (iii) materially impair the contemplated benefits of the offer to us [(which contemplated benefit is the maximization of shareholder value through the provision of better performance incentives to our employees and directors)]; or (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, taken as whole, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

     (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory); (iii) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States; (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States; (v) * any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operations or prospects or on the trading in the common stock; (vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that, in our reasonable judgment, makes it inadvisable to proceed with the offer; (vii) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or
     (viii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured from the close of business on November 29, 2001;

     (d) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that (i) any person, entity or "group" (within the meaning of Section 13(d)(3) of the Securities Exchange
     Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of common stock (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before November 29, 2001); (ii) any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before November 29, 2001 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of common stock; or (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott- Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of their respective assets or securities; or

     (e) any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or our subsidiaries that, in our reasonable judgment, is or may be material to us or our subsidiaries.

     The conditions to the offer are for our benefit. We may assert them in our discretion [at any time prior to the Expiration Date,] regardless of the circumstances giving rise to them *. We may waive them, in whole or in part, at any time and from time to time prior to the [Expiration Date]*, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.


7.   PRICE RANGE OF THE COMMON STOCK.

     Our common stock is traded on the Nasdaq National Market. The following table sets forth, for the quarters indicated, the high and low trading prices per share of our common stock.


                                                           HIGH              LOW
                                                         --------         --------
2001 QUARTER ENDED
September 30, 2001.....................................   $ 3.70            $1.77
June 30, 2001..........................................   $ 2.95            $2.13
March 31, 2001.........................................   $3.125            $1.25

                                                             HIGH        LOW
                                                          -----------  ---------
2000 QUARTER ENDED
December 31, 2000.......................................   $ 3.4375     $0.90625
September 30, 2000......................................   $ 4.1875     $  2.625
June 30, 2000...........................................   $  7.125     $  3.125
March 31, 2000..........................................   $11.4375     $   6.00

1999 QUARTER ENDED
December 31, 1999.......................................   $  8.625     $  4.375
September 30, 1999......................................   $ 11.875     $ 5.6875
June 30, 1999...........................................   $ 20.875     $10.3125
March 31, 1999..........................................   $ 11.375     $10.5625

     As of November 26, 2001, the closing price of our common stock, as reported by The Nasdaq Stock Market's National Market, was $2.93 per share.

     YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMMON STOCK.


8.   SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF RESTRICTED STOCK AWARDS.

     Consideration. Assuming we purchase all of the options that are subject to the offer, the aggregate amount of restricted stock we will issue to optionholders will be 3,017,477 shares.

     Terms of Restricted Stock. The restricted stock will be issued pursuant to either our 1998 Stock Plan or our 1995 Stock Plan, at our discretion. The material terms of the awards of restricted stock will be the same under both plans.

     Our statements concerning the plans and the restricted stock are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the plans and the restricted stock award agreement between you and us. A representative sample of the restricted stock award agreement has been filed with the SEC as an exhibit to our Schedule TO. Please contact us at the address and telephone number on the front cover of the letter of transmittal to receive copies of the plans. Copies will be furnished promptly at our expense.

     The shares of restricted stock you receive in exchange for tendered options accepted for payment will be subject to forfeiture and other restrictions until the shares vest. These restrictions include prohibitions against sale, assignment, transfer, exchange, pledge, hypothecation or other encumbrance, other than by will or the laws of descent and distribution.

     Such shares of restricted stock will vest as follows:

     (a) Any shares of restricted stock that are issued in payment for tendered options that are vested on the Expiration Date will vest on the day after the Expiration Date; and

     (b) Any shares of restricted stock that are issued in payment for tendered options that are unvested as of the Expiration Date will vest on the same schedule as such unvested tendered options would have vested.

     Prior to vesting, such shares of restricted stock will be subject to forfeiture if you cease to be employed by us, or cease to serve as a director, for any reason other than your permanent and total disability or death, subject to any contrary provision in your employment agreement with us or any of our subsidiaries or as otherwise determined by the applicable plan committee. In the event of your death or permanent and total disability, all unvested shares of restricted stock will vest as of the date of your death or the termination of your employment because of your permanent and total disability. To the extent that your tendered options would have by their terms become vested based on an event other than the passage of time, such as by reason of a change in control of PTEK, then the shares of restricted stock will become vested under the same conditions.

     Your award of restricted stock will be evidenced by the restricted stock award agreement between you and us. Before the restricted shares vest, they will be held in our custody. When the restricted shares vest, we will deliver such vested shares to Morgan Keegan & Company, Inc., or another brokerage firm chosen by us, for deposit into your account at such brokerage firm. You may not withdraw the shares from such brokerage firm account until the required tax withholding has been satisfied and the blackout period has expired. When the restricted stock vests, unless we approve other arrangements, you must either deliver to us a certified check or money order in the amount of the required withholding amount or authorize Morgan Keegan & Company, Inc., or another brokerage firm designated by us, to sell enough of the vested shares to cover the required withholding amount. In the event of a shortfall, we will withhold the remaining required withholding amount from your salary and/or bonus .

     You will have voting and other shareholder rights with respect to all shares of restricted stock you receive in the offer as of the date we issue the restricted stock to your account. In addition, we will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to our shareholders.

     For a period of 12 months after the Expiration Date (the "blackout period"), you may not sell or otherwise transfer your vested shares of restricted stock other than as necessary to pay withholding taxes associated with the vesting of such shares, or except in the case of financial hardship as determined by our senior management or the stock plan committees in their discretion.


9.   CERTAIN INFORMATION ABOUT US.

     General. We are a global provider of communications and data services, including conferencing (audio conference calling and Web-based collaboration), multimedia messaging (high-volume fax, e- mail, wireless messaging and voice message delivery), unified communications and interactive voice response (IVR) solutions. Our services are directed primarily at the enterprise marketplace and our current customer base consists of more than 80,000 corporations, including almost 70% of the Fortune 500. We believe that corporate customers will increasingly rely on outsource providers for these critical communications and data services because these tasks are too complex and/or costly to handle internally and do not represent a core competency.

     In 1997 and 1998, we focused on acquiring market leaders in communications and data service categories, which are now operated as separate business units. They include Premiere Conferencing, an industry leader for enhanced, automated conferencing and data collaboration solutions; Xpedite, the global leader in multimedia messaging; and Voicecom, a leading provider of integrated messaging and unified communications solutions. To better serve our global corporate customer base, over the last few years we have funded new technology development in each of our business units to help position them in larger market categories. Premiere Conferencing has expanded into automated and Web conferencing solutions; Xpedite has developed a suite of e-mail, wireless and voice-based messaging services; and Voicecom has broadened its offering to include Web-based voice mail and other personal communications management tools. We conduct business worldwide with 76 offices in 18 countries.

     We maintain our executive offices at 3399 Peachtree Road, N.E., The Lenox Building, Suite 600, Atlanta, Georgia 30326. Our telephone number is
(404) 262-8400.  We also maintain a web site at www.ptek.com.

     Certain Financial Information. Set forth below is selected summary historical consolidated financial information for us and our subsidiaries. The historical financial information has been derived from our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001. The information presented below should be read in conjunction with our consolidated financial statements and notes thereto.


                                                                       As of or For                           As of or For
                                                                      the Year Ended                      the Nine Months Ended
                                                                        December 31,                           September 30,
                                                               ------------------------------          ---------------------------
                                                                  2000               1999                 2001             2000
                                                               ---------           ----------          ----------       ----------
                                                                              (In thousands, except per share data)
                                                                        (Unaudited)                            (Unaudited)
                                                               ------------------------------          ---------------------------
STATEMENT OF OPERATIONS DATA
Revenues                                                       $ 436,935           $  458,448           $ 321,557        $ 332,531
Gross profit                                                   $ 321,495           $  328,757           $ 242,052        $ 245,076
Operating loss                                                  ($76,357)           ($138,081)           ($60,426)        ($52,326)
Net loss                                                        ($58,866)            ($33,491)           ($84,108)        ($20,877)
[Ratio of earnings to fixed changes                                (2.64)               (1.07)             (10.11)            0.88]
[Deficiency of earnings to fixed changes                        ($42,699)                  --            ($98,207)         ($1,076)]

Net loss attributable to common and common
 equivalent shares for:
-- basic net loss per share                                     ($58,866)            ($33,491)           ($84,108)        ($20,877)
-- diluted net loss per share                                   ($58,866)            ($33,491)           ($84,108)        ($20,877)

Net loss per common and common equivalent shares
 for:
-- basic (1)                                                      ($1.22)              ($0.72)             ($1.69)          ($0.44)
-- diluted (1)                                                    ($1.22)              ($0.72)             ($1.69)          ($0.44)
[Book value per common and common equivalent share                 $6.51                $9.10               $4.66            $7.51]

Shares used in computing net loss per common and
 common equivalent share for:
-- basic                                                          48,106               46,411              49,726           47,816
-- diluted                                                        48,106               46,411              49,726           47,816

BALANCE SHEET DATA (at period end)

Cash, cash equivalents and marketable securities               $  29,716           $  101,981           $  44,115        $  31,171
Working capital                                                $  15,949           $   34,746           $  27,700          ($2,609)
*
[Current assets                                                $ 131,097           $  182,932           $ 150,206        $ 115,333]
[Non-current assets                                            $ 499,836           $  587,549           $ 402,614        $ 538,642]
[Current liabilities                                           $ 115,148           $  148,186           $ 122,506        $ 117,942]
[Non-current liabilities                                       $ 202,379           $  200,075           $ 198,365        $ 176,696]
Total debt                                                     $ 178,762           $  179,625           $ 188,497        $ 175,813
Total shareholders' equity                                     $ 313,406           $  422,220           $ 231,949        $ 359,337

STATEMENT OF CASH FLOW DATA

Cash provided by operating activities                          $  17,929           $    9,927           $  44,735        $      94
Cash (used in) provided by investing activities                  ($6,466)          $  107,216            ($27,102)       $   7,075
Cash provided by (used in) financing activities                  ($2,394)           ($120,924)          $   2,572          ($2,029)

_______________________________________________

(1) Basic net income (loss) per share is computed using the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per share is computed using the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during the period from convertible preferred stock, convertible subordinated notes (using the if-converted method) and from stock options (using the treasury stock method).

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

     [Schedule] A [attached to this offer sets forth a] list of our directors and executive officers [and, for each such person, the aggregate number of his or her options eligible to be tendered in the offer. We have not yet received any formal indication of whether, or to what extent, any such person intends to participate].* As of the date of this offer, our directors and executive officers as a group (14 persons) beneficially own an aggregate of options to acquire 4,611,135 shares of our common stock, representing approximately 32% of the total number of options issued and outstanding as of such date. For information with respect to beneficial ownership by our directors and executive officers of our common stock, please refer to our definitive proxy statement, filed with the SEC on April 30, 2001.

     Based upon our records and upon information provided to us by our directors, executive officers, associates and subsidiaries, neither we nor, to the best of our knowledge, any of our directors or executive officers or any of our subsidiaries nor any associates or subsidiaries of any of the foregoing, has effected any transactions in the options or our common stock during the 60 days prior to the date hereof [,except that pursuant to an announced stock repurchase program which has now been tolled, the Company purchased an aggregate of 337,200 shares during such period at prices ranging from $2.25 to $2.90.]

     Except for outstanding options to acquire common stock and restricted stock awards granted from time to time to certain of our employees (including executive officers), consultants, advisors and non-employee directors pursuant to the plans, and except as set forth in this offer to purchase, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).


11.  STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER.

     Options we acquire pursuant to the offer that were granted under the 1998 Stock Plan or the 1995 Stock Plan will be canceled and returned to the pool of shares available for issuance pursuant to the plans. Such options will be available for future awards under the plans without further shareholder action (except as required by applicable law or the rules of Nasdaq or any other securities exchange on which our common stock is then listed).


12.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of options and payment of restricted stock as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options or restricted stock as contemplated herein. Should any such approval or other action be required, we presently contemplate that such approval or other action will be sought. We are unable to predict whether we may determine that we are required to delay the acceptance for payment of or payment for options tendered pursuant to the offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept for payment and pay for options with restricted stock is subject to certain conditions. See Section 6.


13.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The following is a general summary of the material U.S. federal income tax consequences of the sale of options pursuant to the offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and it is not intended to be applicable in all respects to all categories of shareholders.

      YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISER WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

      General. There are no immediate tax consequences of receiving restricted stock in exchange for your options, unless you make an election under Section 83(b) of the Code or unless you tender options that are vested on the exchange date. Upon vesting in the restricted stock, you will be required to recognize ordinary income in an amount equal to the fair market value of such restricted stock, based on the closing price of our common stock on the vesting date. In the case of shares of restricted stock received in exchange for tendered options that are vested on the exchange date, those shares will vest the day after the exchange date. For those shares, your income tax liability will occur as of the day after they are granted, even if you do not file a Section 83(b) election. The 12-month blackout period will not delay this tax liability, and all of your restricted shares that vest later during the blackout period will also be taxable to you as of the date they vest. This means that ordinary income will be reflected on your year-end Form W-2 and we will have an obligation to withhold certain federal and state income and payroll taxes, much like the obligation that arises when you exercise a non-qualified stock option or when we pay you your salary or a bonus. Before you receive a stock certificate for vested shares, all applicable tax withholding obligations with respect to a vesting event must be satisfied. Unless we approve other arrangements, you must either deliver to us a certified check or money order in the amount of the required withholding amount or authorize a broker designated by us to sell enough of the vested shares to cover the required withholding amount. In the event of a shortfall, we will withhold the remaining required withholding amount from your salary and/or bonus. Due to fluctuations in demand for our common stock in the securities markets, the broker may have to sell the vested shares in a series of transactions over a period of days or weeks. The number of vested shares that will ultimately be sold to satisfy the required withholding amount will depend upon the price of our stock on the actual sale date(s). Our Board of Directors has approved a stock repurchase program and we may be a purchaser of vested shares.

      If you make a Section 83(b) election, it must be made and filed with the Internal Revenue Service within 30 days of the exchange. If you make a Section 83(b) election with respect to all of part of your restricted stock, you will be required to recognize taxable income at the time of the exchange in an amount equal to the fair market value of such restricted stock on such date, and you will be required to remit a certified check or money order to us to satisfy the tax withholding obligation with respect to the Section 83(b) election. You will not be allowed to sell any vested shares to pay such withholding tax obligation. You should note that a Section 83(b) election is available only for your unvested restricted shares as you will recognize ordinary income on the vested shares. If the restricted shares are subsequently forfeited, you are not entitled to a deduction for the loss. However, having made the election, if you hold the restricted shares until they vest and subsequently sell the vested shares, the gain or loss will be taxed as capital gain or capital loss as opposed to ordinary income or loss.

      We will generally be allowed a business expense deduction for the amount of any taxable income that is recognized by you at the time such income is recognized. Section 162(m) of the Code, however, may limit the deduction that can be claimed by us in certain circumstances.

      Incentive Stock Options. Certain of the options subject to this offer to purchase are intended to qualify as "incentive stock options." In order for a holder of incentive stock options to receive certain favorable tax treatment with respect to shares of common stock obtained through the exercise of those options, several statutory requirements must be satisfied. One of these requirements is that the stock subject to the incentive stock option be held by the optionholder following exercise of the option for two years after the date the option was granted or, if later, one year after the option is exercised (the "statutory holding period").

      If the holder of an incentive stock option does not tender the incentive stock option pursuant to this offer, the statutory holding period for that option will begin on the date of the offer, regardless of when the option was originally granted. This is because the offer to purchase is treated as the grant of a new incentive stock option for purposes of the statutory holding period requirements even if the offer is not accepted. Therefore, in order to be eligible for favorable tax treatment, the holder of the incentive stock option must hold any stock purchased on exercise of the option for two years after the date of this offer or, if later, one year after the option is exercised.

      The restricted stock issued in exchange for incentive stock options tendered in this offering will not be treated any differently for tax purposes than restricted stock issued in exchange for non-qualified stock options.


14.  EXTENSION OF OFFER; TERMINATION; AMENDMENT.

     We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay acceptance for payment of and payment for any options by giving oral or written notice of such extension to the optionholders and making a public announcement thereof.


     We also expressly reserve the right, [upon the occurrence of any of the conditions specified in Section 6]*, to terminate the offer and not accept for payment or pay for any options previously [tendered]** or, subject to applicable law, to postpone payment for options upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice of such termination or postponement to the optionholders and making a public announcement thereof. Our reservation of the right to delay payment for options which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of the tender offer.


     Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in
Section 6 shall have occurred or shall be deemed by us to have occurred, to amend the offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the offer to holders of options or by decreasing or increasing the number of options being sought in the offer).

     Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, notice thereof must be issued no later than 9:00 a.m., Atlanta, Georgia time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the offer will be disseminated promptly to optionholders in a manner reasonably designated to inform optionholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release.

     If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:

     (a) we increase or decrease the amount of consideration to be paid for the options or we increase or decrease the number of subject options being sought in the offer and, in the event of an increase in the number of subject options being sought, such increase exceeds 2% of the outstanding subject options, and

     (b) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that such notice of an increase or decrease is first published, sent or given in the manner specified in this Section 14, then the offer will be extended until the expiration of such period of ten business days.

15.  FEES AND EXPENSES.

     We will not pay any fees or commissions to any broker, dealer, or other person for soliciting tenders of options pursuant to this offer to purchase. You will be responsible for paying the broker's commission and any other costs of sale in the event you sell any of your vested shares.


16.  ADDITIONAL INFORMATION.

     We are subject to the informational filing requirements of the Securities Exchange Act and, in accordance therewith, are obligated to file reports and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC.

     These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at:

     -  450 Fifth Street, N.W., Room 2120, Washington, D.C. 20549; and

     -  500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511.

     Copies of such material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a Web site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

     We urge you to review the following materials which we have filed with the SEC prior to making a decision on whether to tender your options. The SEC file number for our documents is 000-27778.

     (a)  Annual Report on Form 10-K for the year ended December 31, 2000;

     (b)  Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

     (c)  Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;

     (d) Quarterly Report on Form 10-Q for the quarter ended September 30, 2001; and

     (e) Current Reports on Form 8-K filed with the SEC on February 21, 2001, July 11, 2001 and October 9, 2001.


17.  MISCELLANEOUS.

     We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of options residing in such jurisdiction.

      Pursuant to Rule 13e-4 of the General Rules and Regulations under the Securities Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO which contains additional information with respect to the offer. Such Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 16 with respect to information concerning us.

      WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR AUTHORIZATION AS HAVING BEEN AUTHORIZED BY US.

                              PTEK HOLDINGS, INC.


                              November 29, 2001
           [as amended on December 10, 2001 [and December 14, 2001]]

                                   SCHEDULE A
                            to the Offer to Purchase


The directors and executive officers of the Company[,]* their positions and offices as of October 31, 2001 [, and their options eligible to be tendered in the offer] are set forth in the following table:


                                                                                         [OPTIONS ELIGIBLE
NAME                     POSITION AND OFFICES HELD                                         TO BE TENDERED
----                     -------------------------                                        ----------------
Boland T. Jones          Chairman of the Board, Chief Executive Officer and
                           Director                                                            801,789
Jeffrey A. Allred        President, Chief Operating Officer and Director                     1,138,849
Richard J. Buyens        President, Global Services and President, Voicecom
                           Business Unit                                                             0
William E. Franklin      Executive Vice President and Chief Financial Officer                        0
Patrick G. Jones         Executive Vice President, Chief Legal Officer and
                           Corporate Secretary                                                 240,000
Max A. Slifer, Jr.       President, Xpedite Business Unit                                      401,360
Theodore P. Schrafft     President, Premiere Conferencing Business Unit                        206,137
Jeffrey T. Arnold        Director                                                              100,000
George W. Baker, Sr.     Director                                                              120,000
Hermann Buerger          Director                                                                    0
Jeffrey M. Cunningham    Director                                                                    0
Raymond H. Pirtle, Jr.   Director                                                              110,000
J. Walker Smith, Jr.     Director                                                                    0
Jackie M. Ward           Director                                                              100,000]


The address of each director and executive officer is: PTEK Holdings, Inc., 3399 Peachtree Road, N.E., The Lenox Building, Suite 600, Atlanta, Georgia 30326.

                       OPTIONS TO PURCHASE COMMON STOCK,
                          PAR VALUE $.01 PER SHARE OF

                              PTEK HOLDINGS, INC.

                             ---------------------

Any questions or requests for assistance or additional copies of any documents incorporated by reference into the offer to purchase may be directed to Patricia
M. Jones, Director of Stock Management at PTEK Holdings, Inc. 3399 Peachtree Road, N.E., The Lenox Building, Suite 600, Atlanta, Georgia 30326, telephone
(404) 262-8437.

                               November 29, 2001

           [as amended on December 10, 2001 [and December 14, 2001]]